Exhibit 99.1

Validus Announces Superior Proposal for Combination with Transatlantic Holdings

•	Transatlantic Stockholders to Receive Total Consideration of $55.95 per Share, Consisting of 1.5564 Validus Voting Common Shares and Special Pre-Closing Dividend of $8.00 Per Share in Cash
•	Proposal Offers 27.1% Premium to June 10, 2011 Transatlantic Stock Price and 12.1% Premium to Transatlantic Acquisition by Allied World
•	Transaction Structured to be Tax-Free
•	Transaction Would Create Current and Long-Term Value for Transatlantic Stockholders and Global Reinsurance Leader

HAMILTON, BERMUDA (July 12, 2011) — Validus Holdings, Ltd. (NYSE: VR), today announced that it has delivered to the Board of Directors of Transatlantic Holdings, Inc. (NYSE: TRH) a proposal to merge the businesses of Validus and Transatlantic.  Pursuant to the proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 in cash per share pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own.  Based on today’s closing prices, Validus’ proposal would provide total consideration of $55.95 per Transatlantic share, representing a 12.1% premium to the value of Transatlantic’s previously announced proposed acquisition by Allied World Assurance Company Holdings, AG as of July 12, 2011.  Validus’ proposal also represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to Transatlantic’s announcement of its proposed acquisition by Allied World, and a 14.1% premium to Transatlantic’s closing price as of July 12, 2011.

In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

“Our proposal represents a compelling strategic combination that will generate superior value for both Validus and Transatlantic shareholders. We will create a broadly diversified global reinsurance leader” stated Ed Noonan, Validus’ Chairman and Chief Executive Officer.  “The combination of Validus’ strong positions in Bermuda and London with Transatlantic’s profile in the United States, continental Europe and Asia will produce a rare example of a complementary business fit with minimal overlap.  Combining a leader of the short tail reinsurance market with a leader of the long tail market creates a franchise properly balanced to manage the reinsurance underwriting cycle.  Validus has a superior business plan that will drive earnings by capturing the best priced segments of the reinsurance market while strengthening Transatlantic’s balance sheet to position it to better withstand the remaining leg of the soft casualty pricing cycle.”

Validus is fully committed to completing a transaction with Transatlantic and believes its proposal clearly constitutes a “Superior Proposal” under the terms of Transatlantic’s merger agreement with Allied World.  Validus would expect the Board of Directors of Transatlantic to engage promptly in discussions with Validus regarding its proposal, as is permitted by the merger agreement.

Conference Call

Validus will hold a conference call for investors, analysts, and other interested parties on Wednesday, July 13, 2011 at 8:00 a.m., Eastern Time.  The conference call may be accessed by dialing 1-866-713-8567 (U.S. callers) or 1-617-597-5326 (International callers) and entering the passcode 31208925#.  Those who intend to participate in the call should dial in at least 10 minutes in advance.  A live webcast of the call will be available online at the “Investor Relations” section of Validus’ website located at www.validusholdings.com.  A replay of the call will be available through July 20, 2011 by dialing 1-888-286-8010 (U.S. callers) or 1-617-801-6888 (International callers) and entering the passcode 51052757#.  A replay of the webcast will be available at the “Investor Relations” section of Validus’ website through July 20, 2011.

Presented below is the full text of the letter sent to the Board of Directors of Transatlantic:

July 12, 2011

Board of Directors of Transatlantic Holdings, Inc.
   c/o Richard S. Press, Chairman
   c/o Robert F. Orlich, President and Chief Executive Officer
80 Pine Street
New York, New York  10005

Re:           Superior Proposal by Validus Holdings, Ltd. to Transatlantic Holdings, Inc.

Dear Sirs:

On behalf of Validus, I am pleased to submit this proposal to combine the businesses of Validus and Transatlantic through a merger in which Validus would acquire all of the outstanding stock of Transatlantic.   Pursuant to our proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own.  This combination, which is highly compelling from both a strategic and financial perspective, would create superior value for our respective shareholders.

Based on our closing stock price on July 12, 2011, the proposed transaction provides Transatlantic stockholders with total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, which represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World Assurance Company Holdings, AG.  Our proposal also represents a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders as part of the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Validus shares on July 12, 2011.  Additionally, our proposed transaction is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger.  The Allied World acquisition of Transatlantic is a fully‐taxable transaction and does not include a cash component to pay taxes.  Based on recent public statements by a number of significant Transatlantic stockholders, we believe that Transatlantic stockholders would welcome and support our proposed tax-free transaction, which provides higher value, both currently and in the long-term, to Transatlantic stockholders than Transatlantic’s proposed acquisition by Allied World.

Our Board of Directors and senior management have great respect for Transatlantic and its business.  As you know from our previous outreaches to you and past discussions, including our recent conversation on June 3rd and our letter dated June 7th, Validus has been interested in exploring a mutually beneficial business combination with Transatlantic for some time.  We continue to believe in the compelling logic of a transaction between Transatlantic and Validus.  Each of us has established superb reputations with our respective brokers and ceding companies in the markets we serve.  The Flaspöhler 2010 Broker Report rated Transatlantic #3 and Validus #7 for “Best Overall” reinsurer and Validus #4 and Transatlantic #7 for “Best Overall – Property Catastrophe.”  These parallel reputations for excellent service, creativity and underwriting consistency, when combined with the enhanced capital strength and worldwide scope of a combined Validus and Transatlantic, would afford us the opportunity to execute a transaction that would be mutually beneficial to our respective shareholders and customers, and more attractive than the proposed acquisition of Transatlantic by Allied World.

We believe that our proposal clearly constitutes a “Superior Proposal” under the terms of the proposed Allied World merger agreement for the compelling reasons set forth below:

1.
Superior Value.  Our proposal of 1.5564 Validus voting common shares in the merger and $8.00 in cash pursuant to a pre-closing dividend for each share of Transatlantic common stock, which represents total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, delivers a significantly higher value to Transatlantic stockholders than does the proposed acquisition of Transatlantic by Allied World.  As noted above, as of such date, our proposal represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World, and a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders in the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Transatlantic shares on July 12, 2011.  Our proposal also delivers greater certainty of value because it includes a meaningful pre-closing cash dividend payable to Transatlantic stockholders in contrast to the all-stock Allied World offer.

2.
Tax-Free Treatment.  In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

3.	Relative Ownership. Upon consummation of the proposed transaction, Transatlantic stockholders would own approximately 48% of Validus’ outstanding common shares on a fully-diluted basis.1

4.	Superior Currency. Validus’ voting common shares have superior performance and liquidity characteristics compared to Allied World’s stock:

	Validus	Allied World
Total Shareholder Return Since Validus IPO(a)	+55%	+24%
Market Cap as of 6/10/11	$3.0 billion	$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million	$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million	$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x	0.78x
Price / As-Reported Diluted Book (Current)(d)	0.98x	0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%(e)	2.6%(f)
(a) Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.
(b) Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.
(c) Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.

(d) Based on March 31, 2011 GAAP diluted book value per share.  Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic.  Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e) Based on $0.25 per share quarterly dividend, as announced May 5, 2011.
(f) Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World.  Our commitment to transparency and shareholder value creation has allowed us to build a long-term institutional shareholder base, even as our initial investors have reduced their ownership in Validus.

5.	Robust Long-Term Prospects. We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic:

•	Strategic Fit:

–
The combination of Validus’ strong positions in Bermuda and London and Transatlantic’s operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap.

	–	This combination will produce a well-diversified company that will be a global leader in reinsurance.

–
This combination will solidify Validus’ leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,2 while remaining within Validus’ historical risk appetite.  Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd. in 2009.

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1	Fully diluted shares calculated using treasury stock method.

2
Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010.  Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

	–	Finally, we believe that there is a natural division of expertise among our key executives in line with our complementary businesses.

•
Size and Market Position:  This combination would create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,3 and makes the combined company meaningfully larger than many of the companies considered to be in our mutual peer group.  Our merged companies would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

–
As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market.  The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels – which we believe was a result of our size, superior analytics and our ability to structure private transactions at better than market terms, while not increasing our overall risk levels.

•
Significant Structural Flexibility:  Given jurisdiction, size and market position benefits, a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

•
Global, Committed Leader in Reinsurance:  Validus has a superior business plan for the combined company that will drive earnings by capturing the best priced segments of the reinsurance market.  A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).4  Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic's reserve position through a planned $500 million pre-tax reserve strengthening.

We have reviewed the Allied World merger agreement and would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World merger agreement.  We are also open to discussing an increase to the size of Validus’ Board of Directors to add representation from the Transatlantic Board of Directors.  In order to facilitate your review of our proposal, we have delivered to you a draft merger agreement.

Additionally, we expect that the proposed transaction with Validus would be subject to customary closing conditions, including the receipt of domestic and foreign antitrust and insurance regulatory approvals and consents in the United States and other relevant jurisdictions.  Based upon discussions with our advisors, we anticipate that all necessary approvals and consents can be completed in a timely manner and will involve no undue delay in comparison to Transatlantic’s proposed acquisition by Allied World.

Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic.  As such, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend.

Validus has completed two large acquisitions since 2007, and has a proven track record of assimilating and enhancing the performance of businesses that it acquires to create additional value for shareholders.  As such, we are confident that we will be able to successfully integrate Transatlantic’s and Validus’ businesses in a manner that will quickly maximize the benefits of the transaction for our respective shareholders.

Given the importance of our proposal to our respective shareholders, we feel it appropriate to make this letter public.  We believe that our proposal presents a compelling opportunity for both our companies and our respective shareholders, and look forward to the Transatlantic Board of Directors’ response by July 19, 2011.  We are confident that, after the Transatlantic Board of Directors has considered our proposal, it will agree that our terms are considerably more attractive to Transatlantic stockholders than the proposed acquisition of Transatlantic by Allied World and that our proposal constitutes, or is reasonably likely to lead to, a “Superior Proposal” under the terms of Transatlantic’s merger agreement with Allied World.

__________________

3	Ranked by 2009 net premiums written and excluding the Lloyd’s market per Standard & Poor’s Global Reinsurance Highlights 2010.

4	Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

We understand that, after the Transatlantic Board of Directors has made this determination and provided the appropriate notice to Allied World under the merger agreement, it can authorize Transatlantic’s management to enter into discussions with us and provide information to us.  We are prepared to immediately enter into a mutually acceptable confidentiality agreement, and we would be pleased to provide Transatlantic with a proposed confidentiality agreement.

We understand that the terms of Transatlantic’s merger agreement with Allied World do not currently permit Transatlantic to terminate the merger agreement in order to accept a “Superior Proposal,” but rather Transatlantic has committed to bring the proposed acquisition of Transatlantic by Allied World to a stockholder vote.  We are prepared to communicate the benefits of our proposal as compared to Allied World’s proposed acquisition of Transatlantic directly to Transatlantic stockholders.  In addition, while we would prefer to work cooperatively with the Transatlantic Board of Directors to complete a consensual transaction, we are prepared to take our proposal directly to Transatlantic stockholders if necessary.

We have already reviewed Transatlantic’s publicly available information and would welcome the opportunity to review the due diligence information that Transatlantic previously provided to Allied World.  We are also prepared to give Transatlantic and its representatives access to Validus’ non-public information for purposes of the Transatlantic Board of Director’s due diligence review of us.

Our Board of Directors has unanimously approved the submission of this proposal.  Of course, any definitive transaction between Validus and Transatlantic would be subject to the final approval of our Board of Directors, and the issuance of Validus voting common shares contemplated by our proposal will require the approval of our shareholders.  We do not anticipate any difficulty in obtaining the required approvals and are prepared to move forward promptly at an appropriate time to seek these approvals.

This letter does not create or constitute any legally binding obligation by Validus regarding the proposed transaction, and, other than any confidentiality agreement to be entered into with Transatlantic, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Transatlantic and Validus.

We believe that time is of the essence, and we, our financial advisors, Greenhill & Co., LLC and J.P. Morgan Securities LLC, and our legal advisor, Skadden, Arps, Slate Meagher & Flom LLP, are prepared to move forward expeditiously with our proposal to pursue this transaction.  We believe that our proposal presents a compelling opportunity for both companies and our respective shareholders, and we look forward to receiving your response by July 19, 2011.

Sincerely,

/s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

Enclosure

Greenhill & Co., LLC and J.P. Morgan Securities LLC are acting as financial advisors to Validus, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel.

About Validus Holdings, Ltd.

Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. and Talbot Holdings Ltd.  Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance.  Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

Contacts

Investors:
Validus Holdings, Ltd.
Jeff Consolino, President and Chief Financial Officer
+1-441-278-9034

Innisfree M&A Incorporated
Arthur Crozier / Jennifer Shotwell / Scott Winter
+1-212-750-5833

or

Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements, both with respect to Validus and its industry, that reflect Validus’ current views with respect to future events and financial performance.  Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus’ control.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.  Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into or consummate the proposed transaction on the terms set forth in Validus’ proposal; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with the proposed transaction; 3) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus voting common shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus’ or Transatlantic’s risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or Transatlantic’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus assumes through its dealings with its reinsurance and insurance brokers; 16) Validus’ or Transatlantic’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start; 19) the legal, regulatory and tax regimes under which Validus operates; 20) the effect on Validus’ or Transatlantic’s investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and other factors; 21) acts of terrorism or outbreak of war or hostilities; and 22) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus’ and Transatlantic’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Transatlantic on file with the Securities and Exchange Commission.  Any forward-looking statements made in this press release are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business, operations or financial condition.  Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Third Party-Sourced Information:

Certain information included in this presentation has been sourced from third parties. Validus does not make any representations regarding the accuracy, completeness or timeliness of such third party information.  Permission to cite such information has neither been sought nor obtained.

Additional Information about the Proposed Transaction and Where to Find It:

This press release relates to a proposed business combination transaction between Validus and Transatlantic which may become the subject of a registration statement and relevant solicitation materials filed by Validus with the Securities and Exchange Commission.  This press release is not a substitute for the registration statement and relevant solicitation materials that Validus may file with the Securities and Exchange Commission or any other documents which Validus may send to its or Transatlantic’s shareholders in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND RELEVANT SOLICITATION MATERIALS AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  All

such documents, if filed, would be available free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (877) 717-3929 (banks and brokers call collect at (212) 750-5833).

Participants in the Solicitation:

Validus and certain of its directors and officers may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction.  Information about Validus’ directors and officers is available in Validus’ proxy statement, dated March 23, 2011 for its 2011 annual general meeting of shareholders.  Other information regarding the participants and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and relevant solicitation materials that Validus may file with the Securities and Exchange Commission in connection with the proposed transaction.